As filed with the Securities and Exchange Commission on May 24, 2002	Registration No. 33-80088

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDEPENDENT BANK CORPORATION
(Exact name of registrant as specified in charter)

MICHIGAN (State or other jurisdiction of incorporation or organization)	38-2032782 (I.R.S. Employer Identification No.)

230 WEST MAIN ST.
IONIA, MICHIGAN 48846
(616) 527-9450
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ROBERT N. SHUSTER INDEPENDENT BANK CORPORATION 230 WEST MAIN ST. IONIA, MI 48846 (616) 527-9450 (Name, address, including zip code, and telephone number, including area code of agent for service)	Copies of all communications, including communications
sent to agent for service, should be sent to:
MICHAEL G. WOOLDRIDGE
VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP
333 BRIDGE STREET, NW
GRAND RAPIDS, MI 49504
(616) 336-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ X ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [___]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ X ] 33-80088

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [     ]

Prospectus

INDEPENDENT BANK CORPORATION

AUTOMATIC DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

Common Stock
($1.00 Par Value)

        Independent Bank Corporation hereby offers to holders of its common stock the opportunity to purchase shares of common stock by automatically reinvesting cash dividends and with optional cash payments. No service fees or brokerage commissions will be charged to participants for purchases made under the Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan"); however, the purchase price paid for shares may be partially allocable to dealer mark-ups.

        The common stock purchased under the Plan will be either newly issued shares or shares purchased for participants on the open market. The Plan currently provides that, in either case, shares purchased for participants will be purchased at 100% of market value. We reserve, however, the right to modify the pricing or any other provision of the Plan at any time.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 24, 2002

        We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this Prospectus. We are offering to sell our common stock only in jurisdictions where offers and sales are permitted. In this Prospectus, unless otherwise indicated, "we," "us," and "our," as well as the "Company," refer to Independent Bank Corporation and its subsidiaries.

TABLE OF CONTENTS

Where You Can Find More Information	Page 1
The Company	2
Use of Proceeds	2
The Plan	2
Description of Capital Stock
Preferred Stock Common Stock General	7 7 7
Federal Income Tax Consequences	8
Indemnification of Directors and Officers	8

i

WHERE YOU CAN FIND MORE INFORMATION

        Government Filings. We file proxy statements and annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Securities and Exchange Commission's Washington, D.C. public reference room is located at 450 Fifth Street N.W., Washington, D.C. 20549. The Securities and Exchange Commission's Chicago, Illinois public reference room is located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to you free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov or our web site at http://www.ibcp.com.

        Stock Market. Our common stock trades on the Nasdaq Stock Market under the symbol "IBCP." Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

        Information Incorporated by Reference. We filed a registration statement on Form S-3 to register with the Securities and Exchange Commission the securities to be offered hereby. As allowed by the rules of the Securities and Exchange Commission, this prospectus does not contain all of the information you can find in a registration statement or the exhibits to the registration statement. The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it (our file number is 0-7818), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede previously filed information, including information contained in this document. The registration statement may be inspected at the public reference facilities maintained by the Commission at the locations referenced above.

        We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference are as follows:

  Our Annual Report on Form 10-K which contains financial statements for our latest fiscal year for which a Form 10-K was required and filed.
  Other reports filed by us with the Commission since the end of the fiscal year covered by the Annual Report on Form 10-K.
  The description of our common stock contained in our Registration Statement filed with the Securities and Exchange Commission.

        Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        You may request free copies of these filings by writing or telephoning us at the following address:

Independent Bank Corporation Attn.: Robert N. Shuster, Executive Vice President 230 West Main Street PO Box 491 Ionia, MI 48846 (616) 527-9450

        You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the documents.

THE COMPANY

        Independent Bank Corporation is a bank holding company as defined in the Bank Holding Company Act of 1956, as amended. We own all the outstanding stock of four banks (the "Banks"): Independent Bank, Bay City, Michigan; Independent Bank West Michigan, Rockford, Michigan; Independent Bank South Michigan, Leslie, Michigan; and Independent Bank East Michigan, Caro, Michigan. We also own the outstanding common securities of IBC Capital Finance, a Delaware statutory business trust, created for the sole purpose of selling its preferred and common securities.

        As a bank holding company, we are subject to supervision and regulation by the Federal Reserve Board. The Banks operate under state charters and are supervised by the Office of Financial and Insurance Services of the State of Michigan. The deposits are insured by, and each Bank is subject to regulation by, the Federal Deposit Insurance Corporation.

        Our common stock is traded on the Nasdaq stock market under the symbol IBCP. Our principal executive offices are located at 230 West Main Street, Ionia, Michigan 48846; telephone (616) 527-9450.

USE OF PROCEEDS

        The net proceeds from sales of our shares of common stock pursuant to the Plan will be used for working capital and other general corporate purposes. We do not know either the number of shares that will be purchased under the Plan or the prices at which those shares will be sold to participants. We will receive no proceeds from purchases by the Plan of any shares on the open market.

THE PLAN

        The Independent Bank Corporation Automatic Dividend Reinvestment and Stock Purchase Plan, as amended and restated (the "Plan") is described in the following questions and answers. The Plan was approved by our Board of Directors on February 9, 1981, and became effective as of April 1, 1981. The Company has reserved a total of 318,418 shares of authorized and unissued Common Stock for issuance under the Plan. All shares of Common Stock issued and to be issued by us under the Plan have been or will be, when issued, fully paid and non-assessable.

1.     What is the Plan?

        The Plan provides that our eligible shareholders may reinvest their cash dividends automatically in shares of common stock. Eligible shareholders may also make optional cash payments of not less than $50 per payment, nor more than $10,000 per calendar quarter, to purchase shares of common stock.

2.     What is the purpose of the Plan and what are its advantages?

        The Plan offers a convenient and economical way for holders of record of our common stock to increase their ownership without incurring brokerage commissions or service charges and without having to pay full dealer mark-ups, if any. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to a participant's account. Participants will be credited with dividends on full and fractions of shares held under the Plan.

        To the extent that shares purchased under the Plan are purchased from us from our authorized and unissued shares of common stock, we will use the proceeds of the sale for working capital or other general corporate purposes.

3.     Who administers the Plan and what reports will participants receive concerning the Plan?

        EquiServe Trust Company, N.A. (the "Agent") is the administrator of the Plan and will make purchases of shares of common stock for the account of the Plan's participants. The Agent will send participants a quarterly statement of their account under the Plan reflecting any activity, together with copies of any amendments to the Plan and any Prospectuses relating to the Plan. The Agent will also furnish participants with information for reporting dividend income for federal income tax purposes. The Agent will serve as the custodian of shares purchased under the Plan to protect participants from loss, theft or destruction of certificates.

        All inquiries, notices and other communications by participants concerning the Plan should be sent to the Agent at:

EquiServe Trust Company, N.A.
P.O. Box 43011
Providence, Rhode Island, 02940-3011

        Participants may also contact the Agent at (800) 426-5523.

        We reserve the right to assume the administration of the Plan at any time and without prior notice to Plan participants. If the Agent should resign or otherwise cease to act as an agent or as custodian of shares under the Plan, we will make such other arrangements as we deem appropriate for administration of the Plan and the custody of shares purchased under the Plan.

4.     Who is eligible to participate in the Plan?

        Other than described below, any shareholder of record owning shares of common stock is eligible to participate in the Plan. If any shareholder owns stock which is registered in a different name and wishes to participate in the Plan, it will be necessary for him or her to withdraw his or her shares from "street name" or other registration and register the common stock in his or her own name.

        We have reserved the right to exclude participation by shareholders who reside in jurisdictions, other than Michigan, having laws or regulations that impose conditions, which we find unacceptable to making the Plan available in those jurisdictions. Therefore, the Plan may not be available to shareholders who live in some states other than Michigan or in foreign countries.

5.     How does an eligible shareholder participate?

        Any eligible shareholder may participate in the Plan at any time by completing an authorization form and returning it to the Agent. This form enables you to purchase additional shares of common stock by choosing one of the following investment options:

        Full Dividend Reinvestment - This option directs the Agent to reinvest the cash dividends on all shares of common stock held both by the participant and in the participant's account under the Plan. This option also allows the participant to submit optional payments whenever they wish.

        Partial Dividend Reinvestment - This option directs the Agent to reinvest the cash dividends on the number of shares of common stock held by the participant, which is indicated on the form. (For example, if a participant holds 500 shares of common stock, and they want to apply the dividends on 200 shares to purchase additional shares, they should check off the "Partial Dividend Reinvestment" box and fill in 200 on the blank line in front of "shares of common stock." A check for the dividends on the remaining 300 shares held by the participant will be mailed to the participant). All cash dividends on the shares of common stock held in the participant's account will automatically be reinvested. This option also allows the participant to submit optional payments whenever they wish.

        Optional Cash Purchases - This option permits the participant to make optional payments for the purchase of additional shares of common stock, if they have elected not to reinvest dividends on the shares held by them. All cash dividends on the shares of common stock held in the participant's account will automatically be reinvested. Optional cash payments may not be less than $50 per payment nor more than a total of $10,000 each calendar quarter. Cash dividends on all shares of common stock held by the participant will be mailed to the participant. Checks being sent in for optional cash purchases should be made payable "EquiServe-Independent Bank Corporation".

        If an authorization form is received later than the record date for a cash dividend, the dividend will be paid to the participant in cash and dividend participation in the Plan will begin as of the next dividend payment date. A new authorization form, decreasing or increasing the amount of stock subject to the Plan, may be submitted at any time but will not take effect for a particular dividend unless received prior to that particular record date.

6.     How does an eligible participant make optional cash payments?

        Check or money order: Payments must be received by the Agent at least 2 business days (but not more than 30 days) prior to an investment date. Optional cash payments received more than 30 days prior to a dividend payment date will be returned to the participant. The same amount of cash need not be sent each investment date, and there is no obligation to make any optional cash payments.

        A participant may obtain a refund of any optional payment if a written request for such refund is received by the Agent at least 5 business days before the next dividend payment date. If any payment is returned unpaid for any reason, the Agent will consider the request for investment of such money null and void and will immediately remove the participant's account shares purchased upon the prior credit of those funds. The Agent will then be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of those shares are insufficient to satisfy the balance of such uncollected amounts, the Agent will be entitled to sell additional shares from the participant's account to satisfy the uncollected balance. A $25.00 insufficient funds check fee will be charged for any deposit returned unpaid.

        Automatic withdrawal from your checking account: This feature enables you to make ongoing payments without writing a check. Funds will be deducted from your account automatically on the 15th day (or next business day) of the month for investment on the investment date. Please allow four to six weeks for the first automatic withdrawal to be initiated. You must notify the Agent at least seven business days prior to the debit date to change or terminate automatic withdrawal. Changes to your bank account number or routing number may take four to six weeks. Provision is made on the automatic withdrawal authorization form to change or terminate automatic withdrawal. No processing fee is charged by the Agent for automatic quarterly deductions. A $25 fee will be assessed for rejected automatic deductions.

7.     When will funds be invested under the Plan?

        Optional cash payments and automatic withdrawals will be invested on a quarterly basis on the investment date. The investment date is defined as the dividend payment date. All optional cash payments must be received at least two business days prior to the investment date; otherwise shares may not be purchased during that investment period.

        Quarterly dividends are historically paid on the last business day of January, April, July and October. The Agent may commingle investments when purchasing shares of common stock.

        All open market purchases will occur within 30 days of the investment date, except when the temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of the federal securities laws or when unusual market conditions make prudent investment impracticable. If the Agent is unable to have shares purchased on the open market within 30 days of the receipt of funds, the Agent may return the funds to the participants or we may release and sell authorized and unissued shares.

8.     What is the source of shares purchased under the Plan?

        Shares purchased under the Plan will come from our authorized and unissued shares or from shares purchased on the open market, as we determine. Any market purchase may be in the Nasdaq stock market or in negotiated transactions and may be on such terms as we may determine, but prices may not exceed the weighted average market price over the time of purchase.

9.     What is the purchase price of the shares?

        The price per share of authorized and unissued shares of common stock purchased will be the average of the high and low sales prices for our common stock on the Nasdaq Stock Market on the dividend payment or investment date. The price per share of common stock purchased on the open market will be the weighted average price of all shares of common stock purchased under the Plan. In making purchases for participants on the open market, the Plan will combine the participant's funds with those of other participants.

10.   Are any fees or expenses incurred by participants in the Plan?

        Participants will not be responsible for payment of any brokerage commissions or fees or service charges in connection with the purchase of shares under the Plan whether the shares are newly issued or purchased on the open market. There will be no fee to withdraw shares from a participant's account; however, a service fee of $10 and a service charge of $0.12 per share, which includes brokerage commissions and transfer taxes, will be deducted from the participant's sale proceeds.

11.   Will certificates be issued to participants for shares purchased?

        Generally, certificates for shares purchased under the Plan will not be issued to participants. Instead, shares purchased for each participant will be credited to his or her account under the Plan and held for safety and convenience by the Agent, as custodian. Shares credited to the account of a participant under the Plan may not be assigned, pledged as collateral or otherwise transferred. However, either we or a participant (by notice to the Agent) may elect to have certificates for any number of full shares credited to the participant's account furnished to the participant without affecting his or her participation in the Plan. No certificates will be issued for fractional shares.

        Participants may elect, by notice to the Agent, safekeeping of their certificate shares. For a participant to deposit certificates into the Plan, they should send their certificates, by registered and insured mail, to EquiServe Trust Company, N.A., P.O. Box 43011, Providence, RI 02940-3011, with written instructions to deposit those shares in their Plan account. For overnight delivery, participants should send their certificates to EquiServe Trust Company, N.A., 150 Royall Street, Canton, MA 02021. The certificates should not be endorsed and the assignment section should not be completed. Such shares will be held by the Agent, as custodian for safety and convenience.

12.   How does a participant withdraw from the Plan?

        A participant may withdraw from the Plan by notifying the Agent by calling 800-426-5523. If a participant's request to withdraw is received by the Agent before the next dividend record date, the amount of the dividend and any optional cash payments which would have otherwise been applied for purchase of common stock on the related dividend payment date and all subsequent dividends will be paid to the withdrawing participant unless he or she re-enrolls in the Plan. Where receipt of such written request does not meet the above described conditions, shares will be purchased for the participant's account and, as a result, the procedure outlined below for delivery of certificates, sale of shares and cash payments will be followed.

        When a participant withdraws from the Plan, he or she may request that certificates for whole shares credited to his or her account under the Plan be issued to the participant, or the participant may request that the Agent sell all or a part of the whole shares credited to his or her account under the Plan. If the participant has requested that shares be sold, the shares to be sold will be forwarded by the Agent, on behalf of the participant, to a brokerage firm which will effect such sale for the participant within 5 business days. Shares to be sold on behalf of a terminating participant will be forwarded to brokerage firms as soon as practicable. The Agent will then remit to the participant the proceeds, less brokerage commissions, service charges and any transfer taxes, as well as the $10.00 service fee. The Agent will sell shares daily. The sale price for participant's shares will be the weighted average price per share received by the Agent for all sales made that day for Plan participants. A participant's interest in a fractional share will be distributed to the participant in cash at the market value of shares at the time of withdrawal.

        Generally, it will require 5 business days from the time notice of withdrawal is received by the Agent until share certificates or payments are mailed to a participant. A longer time is required if the notice is received between a dividend record and the dividend payment date.

        An eligible shareholder may again become a participant at any time following his or her withdrawal by following the procedures then in effect for enrollment in the Plan.

13.   What happens if the Company issues a stock dividend, declares a stock split, or has a rights offering?

        Any stock dividends or split shares distributed by us on shares held by the Agent for the participant, and shares held by the participant upon which cash dividends are reinvested, will be credited to the participant's account. Upon any rights offering or the distribution of any securities of another issuer to or by us, rights or securities applicable to shares credited to the participant's account under the Plan will be sold by the Agent and the net proceeds credited to the participant's account under the Plan and applied to the purchase of shares as soon as practicable or, at our direction, on the next cash dividend payment date. However, a participant who desires to receive such rights or securities may request, by written notice to the Agent prior to the record date for the issuance of any such rights or securities, that the whole shares of common stock credited to his or her account under the Plan be registered in the participant's name.

14.   Who votes the shares held in the Plan?

        Participants are entitled to vote the whole and fractional shares held by the Agent and credited to their account under the Plan. For the purpose of voting, the whole and fractional shares will be included with other shares of record on the participant's proxy and voted in accordance with the participant's instructions or, if no instructions are given, in accordance with our recommendation. If the proxy is not returned, returned unsigned or returned late, the shares credited to the participant's account will not be voted.

15.   What is the Agent's and our responsibility under the Plan?

        In administering the Plan, neither us, the Agent nor any agent of either party, will be liable for any act done in good faith or for any omission to act which is in good faith. Participants should recognize that we do not warrant or represent that participants will recognize a profit or will not incur a loss on stock purchased under the Plan.

16.   Who interprets and regulates the Plan?

        Our Board of Directors reserves the right to interpret and regulate the Plan.

17.   May the Plan be amended or discontinued?

        The Board of Directors may suspend, amend or terminate the Plan at any time. Participants will be notified of any such suspension, amendment or termination.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 200,000 shares of preferred stock, none of which are outstanding, and 30,000,000 shares of common stock, 11,864,876 of which were outstanding as of December 31, 2001. The following is a description of our capital stock.

Preferred Stock

        Our Board of Directors is authorized to issue preferred stock in one or more series, from time to time, and to fix the particular designations and terms thereof, including voting rights, dividend rates, redemption rights, liquidated value, conversion rights, and other matters, without approval of our shareholders. No series of preferred stock has been authorized or is presently contemplated.

Common Stock

        Subject to the rights, if any, of the holders of preferred stock then outstanding, all voting rights are vested in the holders of shares of common stock, with each share entitling the holder to one vote. The shares of common stock do not have cumulative voting rights, and holders have no preemptive right to subscribe for additional securities issuable by us.

        In the event of our liquidation, the holders of common stock are entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them after satisfaction of the liquidation preferences of any outstanding preferred stock. Subject to any prior rights of the holders of preferred stock then outstanding, holders of our common stock are entitled to receive such dividends as are declared by our Board of Directors out of funds legally available for that purpose. The transfer agent for our common stock is EquiServe Trust Company, N.A.

General

        Our Articles and the Michigan Business Corporation Act contain provisions, which could be utilized by us to impede certain efforts to acquire control of our company. Those provisions include the following:

        Classified Board of Directors. The Articles provide that the Board of Directors must be divided into three classes as nearly equal in number as possible, with the classes to hold office for staggered terms of three years each. The Articles state that any vacancy in, or newly created, directorships may be filled by the affirmative vote of a majority of the continuing directors and at least 75% of the directors then in office. The Articles also contain procedural requirements that must be followed by shareholders who wish to nominate persons to serve as directors of our company. Notice of any nomination must be given at least sixty (60) days, but not more than ninety (90) days in advance of the anniversary of our last annual meeting at which directors were elected (or within ten (10) days) after the date of mailing of notice if the date of that annual meeting is changed by more than twenty (20) days from the anniversary date. These provisions may restrict the ability of a shareholder to conduct a proxy contest against our management.

        Michigan Fair Price Provisions. Chapter 7A of the Michigan Business Corporation Act provides that, except in cases in which certain minimum price, form of consideration, and procedure requirements are satisfied, or for certain transactions that may be approved in advance by the Board of Directors, higher than normal voting requirements are imposed with various transactions involving persons who own ten percent (10%) or more of our voting stock (who are considered interested shareholders). Transactions to which the higher voting requirements apply require an advisory statement from the Board of Directors and must be approved by not less than ninety (90%) of the votes of each class of stock entitled to vote, and by not less than two-thirds of such votes, after excluding the votes of interested shareholders who are (or whose affiliates are) a party to the proposed transaction or an affiliate of the interested shareholder.

        Shareholder Equity Provisions. Chapter 7B of the Michigan Business Corporation Act conditions the acquisition of voting control of a Michigan business corporation on the approval by the majority of the preexisting disinterested shareholders. Specifically, this chapter of the Michigan Business Corporation Act affects the voting rights of persons who acquire more than twenty percent (20%), thirty-three percent (33%), and fifty percent (50%) of a Michigan corporation's voting stock, which are called control shares. The Michigan Business Corporation Act denies voting rights to those shareholders who make purchase offers or increase their holdings above any of the control share levels unless they are granted voting rights by a majority vote of all disinterested shareholders (shareholders excluding the bidders or owners of control shares and the corporation's management). If the shareholders do not elect to grant voting rights to control shares under certain circumstances, the control shares may be subject to redemption by us.

FEDERAL INCOME TAX CONSEQUENCES

        In general, participants in the Plan have the same federal income tax obligations with respect to their dividends as do shareholders who are not participating in the Plan. This means that any cash dividends you reinvest under the Plan will be taxable as having been received by you even though you did not actually receive them in cash. To the extent shares of stock purchased under the Plan are purchased on the open market (and not from the authorized and unissued shares of the Company), any resulting brokerage commissions, service charges, or dealer mark-ups paid by us will be taxable to you as dividends, whether the shares are purchased from reinvested dividends or optional cash payments.

        The tax basis of shares acquired under the Plan will be the purchase price for the stock, plus, as to shares acquired in the open market, any commissions, charges or mark-ups paid by us over and above that price. The holding period for newly-issued shares acquired under the Plan begins the day after the applicable dividend payment date, and for shares acquired in the open market, on the purchase date.

        As a Participant, you will not realize any taxable income when you receive certificates for whole shares credited to your account, either upon request or upon withdrawal from or termination of the Plan. However, upon withdrawal from or termination from the Plan, if you receive a cash adjustment for a fractional share, you will realize gain or loss with respect to such fractional share.

        As a participant, you will realize a taxable gain or a loss when shares are sold or otherwise disposed of in a taxable exchange, whether by the Agent on your behalf or by you after withdrawing such shares from the Plan. The amount of the gain or loss will be the difference between the amount you receive for the shares and your tax basis, as defined above. Any such gain or loss will be capital gain or loss if the shares or fractional share interest constitute capital assets in your hands.

        The foregoing is only a summary of the general tax consequences of participation in the Plan. Consequently, you should consult with a tax advisor for specific tax advice regarding the consequences of participation in the Plan and proper tax filing and reporting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our directors, officers, or employees or persons serving at our request as directors, officers or employees of another corporation or enterprise, are entitled to indemnification as provided in our Articles of Incorporation which provide for indemnification to the fullest extent permitted under the Michigan Business Corporation Act. In addition, all of our directors are entitled to indemnification under separate indemnification agreements between us and those directors, the form of which was approved by the shareholders of the Company. These provisions are broad enough to permit indemnification of such persons for liabilities arising under the Securities Act of 1933.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission that this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        Expenses in connection with the issuance and distribution of the securities being registered herein are estimated to be as follows:

    Registration fee.............................................       $  769.40
    Blue Sky fees and expenses...................................       $1,000.00
    Printing.....................................................       $1,000.00
    Legal fees and expenses......................................       $1,000.00
    Accountants fees and expenses................................       $1,500.00
    Miscellaneous expenses.......................................       $  100.00
                                                                         --------

             Total...............................................       $5,369.40
                                                                         ========

Item 15.  Indemnification of Directors and Officers.

        The Articles of Incorporation of the Company provide that its directors and officers are to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act ("MBCA"). Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys' fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys' fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys' fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

        The MBCA specifically provides that it is not the exclusive source of indemnity. As a result, the Company adopted individual indemnification agreements with its directors. Approved by the Company's shareholders, the indemnification agreements provide a contractually enforceable right for prompt indemnification, except that indemnification is not required where: (i) indemnification is provided under an insurance policy, except for amounts in excess of insurance coverage; (ii) indemnification is provided by the Company outside of the agreement; (iii) the claim involved a violation of Section 16(b) of the Securities Exchange Act of 1934 or similar provision of state law; or (iv) indemnification by the Company is otherwise prohibited by law. In the case of a derivative or other action by or in the right of the Company where a director is found liable, indemnity is predicated on the determination that indemnification is nevertheless appropriate, by majority vote of a committee of disinterested directors, independent legal counsel, or a court where the claim is litigated, whichever the indemnitee chooses. The protection provided by the indemnification agreements is broader than that under the MBCA, where indemnification in such circumstances is available only where specifically authorized by the court where the claim is litigated.

        In addition to the available indemnification, the Company's Articles of Incorporation, as amended, limit the personal liability of the members of its Board of Directors for monetary damages with respect to claims by the Company or its shareholders resulting from certain negligent acts or omissions.

        Under an insurance policy maintained by the Company, the directors and officers of the Company are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 16.  Exhibits

        Reference is made to the Exhibit Index which appears on page II-6.

Item 17.  Undertakings

        (a)      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Ionia, State of Michigan, on the 21st day of May, 2002.

INDEPENDENT BANK CORPORATION

By	/s/ Charles C. Van Loan Charles C. Van Loan, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed below on May 21st, 2002, by the following persons in the capacities indicated.

/s/ Charles C. Van Loan Charles C. Van Loan, Director, President and Chief Executive Officer (Principal Executive Officer)	/s/ Robert N. Shuster Robert N. Shuster, Executive Vice President, Secretary and Treasurer (Chief Financial Officer)
/s/ Charles A. Palmer * Charles A. Palmer, Director	/s/ James I. Twarozynski James I. Twarozynski, Principal Accounting Officer
/s/ Robert J. Leppink * Robert J. Leppink, Director	/s/ Arch V. Wright * Arch V. Wright, Director
/s/ Thomas F. Kohn * Thomas F. Kohn, Director	/s/ Terry L. Haske * Terry L. Haske, Director
/s/ Thomas F. Kohn * Thomas F. Kohn, Director	/s/ Terry L. Haske * Terry L. Haske, Director
*By	/s/ Charles C. Van Loan Charles C. Van Loan, Attorney-in-Fact	Robert L. Hetzler, Director
/s/ Jeffrey A. Bratsburg Jeffrey A. Bratsburg, Director

Item 23(a)

Independent Auditors' Consent

The Board of Directors
Independent Bank Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of Independent Bank Corporation of our report dated February 2, 2002, with respect to the consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001, annual report on Form 10-K of Independent Bank Corporation. Our report refers to a change in accounting for derivative financial instruments and hedging activities in 2001.

KPMG LLP
Detroit, Michigan
May 23, 2002

EXHIBIT INDEX

Item 5	Opinion of Varnum, Riddering, Schmidt & Howlett*
Item 23(a)	The consent of KPMG LLP is set forth on page II-5
Item 23(b)	Consent of Varnum, Riddering, Schmidt & Howlett--included in Exhibit 5*
Item 24	Power of Attorney--included on page II-4*
Item 99	Automatic Dividend Reinvestment and Stock Purchase Plan, as Amended and Restated*

*Previously Filed

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